LIGHTBRIDGE ANNOUNCES ESTIMATED PRELIMINARY RESULTS FOR THIRD QUARTER OF 2005

BURLINGTON, MA, October 11, 2005 (Marketwire) — Lightbridge, Inc. (NASDAQ: LTBG), a leading transaction processing company, today announced estimated preliminary revenue and earnings per share for its third quarter of 2005.

Based on the Company’s preliminary review, the Company:

•	Expects revenue to be in the $27.0 million to $28.0 million range, compared to its previously released guidance of $24.0 to $25.5 million, based primarily on a strong quarter at both Authorize.Net and its Telecom Decisioning Services business.

•	Expects EPS to be in the $0.02 to $0.06 range, compared to its previously released guidance of $0.01 to $0.06. This revised EPS guidance includes a restructuring and asset impairment charge related to space the Company will no longer use of approximately $2.0 million, a majority of which is non-cash, as described in the Company’s October 4, 2005 Form 8-K filing. This charge was not included in previous guidance.

Expected third quarter results are preliminary, subject to the completion of customary quarterly closing review procedures by Lightbridge’s management and its independent registered public accounting firm.

Lightbridge plans to report its third quarter 2005 financial results on October 26, 2005 after the market close and will hold an investor conference call that day to discuss the business and the overall financial results.

About Lightbridge

Lightbridge, Inc. (NASDAQ: LTBG) is a leading e-commerce, analytics and decisioning company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, and payment authorization. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com.

LIGHTBRIDGE is a registered trademark and the Lightbridge logo is a trademark of Lightbridge, Inc.

Forward-looking Statements

Certain statements in this news release that are not statements of historical facts may constitute forward-looking statements including, without limitation, those related to the Company’s preliminary results for the third quarter of 2005. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company’s revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry and other markets in which the Company does business that may affect both the Company and its clients, (iv) continuing demand for the Company’s products, services and technologies, (v) completion of the Company’s quarterly closing review procedures for the third quarter of 2005, (vi) current and future economic conditions generally and particularly in the telecommunications industry and payment processing industry, (vii) the Company’s ability to execute on its objectives, plans or strategies, including, without limitation, its plans to explore strategic alternatives for its TDS business unit, and (viii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2004 Annual Report on Form 10-K and its most recent quarterly report. The Company undertakes no obligation to update any forward-looking statements.

Contact Information:
Financial & Media Contact
Lynn Ricci
781-359-4854